AMENDMENT NO. I TO EMPLOYMENT AGREEMENT

This Amendment No. I to Employment Agreement dated May 4, 2018 is made and entered into effective the 1st day of April, 2019 by and between Global Healthcare REIT, Inc. (the “Company”) and Zvi Rhine (“Employee”).

RECITALS

A.	Employee and the Company entered into an Employment Agreement dated May 4, 2018, to be effective January 1, 2018 (the “Employment Agreement”);

B.	Employee and the Company wish to amend Section 4(B) of the Employment Agreement to define Employee’s eligibility for a performance bonus (“Bonus”) during the term of the Employment Agreement.

NOW, THEREFOR, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Employment Agreement.

2. Conflicting Provisions. In the event of any conflict or inconsistency between the provisions of this Agreement and the terms of the Employment Agreement, the provisions of this Agreement shall control. It is the intent that this Agreement replaces and supersedes in its entirety Section 4(B) of the Employment Agreement.

3. 2018 Bonus. It is agreed that Employee shall receive a performance bonus for services rendered in 2018 in the amount of $90,000 (the “2018 Bonus”). The 2018 Bonus shall be paid in restricted shares of the Company’s Common Stock valued at the closing price of trading on the over-the-counter market on the first trading day following April 1, 2019. The shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and certificates should bear the Company’s customary restrictive legend. The 2018 Bonus will be subject to customary payroll tax deductions.

4. Employee Bonus Plan. For each completed calendar year beginning in 2019 for which Employee has performed services for the Company under the Employment Agreement for the entire year, Employee shall be entitled to a performance bonus determined and administered as follows:

(a) To be eligible for a Bonus, the Company must have achieved positive cash flow for the year, as shown on the Company’s audited financial statements for that year.

(b) The Bonus will be an amount equal to 15% of the increase, if any, in consolidated EBITDA for the year compared to the Company’s consolidated EBITDA for the preceding year. The Bonus will be subject to customary payroll tax deductions. Consolidated EBITDA shall be determined from the Company’s audited financial statements for the year in question, which shall be conclusive for all purposes.

(c) The Bonus will not exceed 100% of Base Salary paid to Employee for the year.

(d) The Bonus will be paid in either cash, shares of Common Stock, or a combination of both, as determined by the Compensation Committee of the Board of Directors, in its sole discretion.

(e) If the Bonus is paid in shares of Common Stock, either in whole or in part, the Common Stock will be valued at the closing price of the Common Stock on its Principal Market on the first trading day after April 1. The shares of Common Stock will be “restricted securities” within the meaning of Rule 144 and certificates evidencing same shall bear the Company’s customary restrictive legend.

(f) The Bonus will be payable as soon as practicable after the Company files its Annual Report on Form 10-K for the applicable year.

IN WITNESS WHEREOF, the parties have set their hands and seal as of the date above written.

GLOBAL HEALTHCARE REIT, INC.		EMPLOYEE

By:	/s/ Lance Baller	/s/ Zvi Rhine
	Lance Baller, CEO	Zvi Rhine